Exhibit (c)(2)

Project Ivy Presentation to the Special Committee of the Board of Directors August 14, 2010 STRICTLY CONFIDENTIAL

Disclaimer The accompanying material was compiled on a confidential basis for use solely by the Special Committee of the Board of Directors of Ivy (“Ivy” or the “Company”) in evaluating the proposed transaction described therein. This material is not intended to provide the sole basis for evaluating the transaction, does not purport to contain all information that may be required and should not be considered a recommendation with respect to the transaction. This material was prepared for a specific use by specific persons and was not prepared with a view to public disclosure or to conform with any disclosure standards under securities laws or otherwise. Nothing contained in the accompanying material is, or shall be relied upon as, a promise or representation as to the past, the present or the future. UBS Securities LLC (“UBS”) undertakes no obligation to update or revise the accompanying material. It should be understood that any estimates, valuations and/or projections contained in the accompanying material were prepared or derived from information supplied by the Company and public sources without the assumption by UBS of responsibility for any independent verification thereof. Accordingly, neither UBS nor any of its officers, directors, employees, affiliates, advisors, agents or representatives warrants the accuracy or completeness of any such information, including, without limitation, the accuracy or achievability of any such estimates, valuations and/or projections. Actual results may vary from such estimates, valuations and/or projections and such variations may be material. This material must not be copied, reproduced, distributed or passed to others at any time without the prior written consent of UBS. Nothing contained in the accompanying material shall be construed as legal, tax or accounting advice.

# Transaction Overview

## Transaction Summary

- **Overview:**
  - Acquiror: Leonard Green & Partners, L.P. ("LGP")
  - Transaction Structure: One-step merger of a wholly owned subsidiary of LGP with and into Ivy
  - Consideration: $8.50 in cash per outstanding share of Ivy common stock
  - Go Shop: 40 calendar days with potential 20-calendar day extension to continue discussions with those parties that submitted acquisition proposals during the 40-calendar day period

Source: Execution version dated August 16, 2010 of Agreement and Plan of Merger

## Transaction Value and Implied Multiples

| ($mm, except per share amounts) | @Market [1] | @Transaction |
|---|---|---|
| Stock Price ($/Share) | 6.12 | 8.50 |
| Diluted Share Count (mm) [2] | 23.5 | 24.2 |
| **Implied Equity Value** | **143.8** | **206.1** |
| Less: Available Cash [3] | (33.0) | (33.0) |
| Plus: Debt [4,5] | 191.5 | 191.5 |
| Plus: Minority Interest [4,6] | (1.1) | (1.1) |
| **Implied Enterprise Value** | **301.1** | **363.4** |

| | Statistic ($mm) | Implied Multiples (x) | |
|---|---|---|---|
| **TEV / Revenue** | | | |
| LTM 6/30/2010 | 468.2 | 0.6 | 0.8 |
| CY2010E[7] | 476.1 | 0.6 | 0.8 |
| CY2011E[7] | 497.9 | 0.6 | 0.7 |
| CY2012E[7] | 518.2 | 0.6 | 0.7 |
| **TEV / EBITDA** | | | |
| LTM 6/30/2010 | 57.2 | 5.3 | 6.4 |
| CY2010E[7] | 60.2 | 5.0 | 6.0 |
| CY2011E[7] | 67.9 | 4.4 | 5.4 |
| CY2012E[7] | 71.9 | 4.2 | 5.1 |
| **Price / EPS ($/ Share)** | | | |
| CY2010E[7] | 0.60 | 10.2 | 14.2 |
| CY2011E[7] | 0.81 | 7.5 | 10.5 |
| CY2012E[7] | 0.95 | 6.5 | 9.0 |

Source: Ivy management.

Notes:

1 Closing stock price as of 08/13/2010.

2 Diluted shares based on the treasury stock method.

3 Available cash estimate per Ivy management and as of 6/30/2010. Reflects cash that is neither restricted nor required for regulatory requirements.

4 Balance sheet as of 6/30/2010 per Ivy management.

5 Excludes OID and reflects face value of debt.

6 Reflects book value of minority interest.

7 Ivy's fiscal year-end is September 30th. Financial data is calendarized to a December year-end.

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Historical Stock Price Performance Source: FactSet Note: 1 Reflects intraday high and low. Last 12 Months Last 2 Years Stock Price Implied Premium (%) ($) At $8.50 Current Closing Stock Price (08/13/10) 6.12 38.9 30-Trading Day Closing Average 6.59 28.9 60-Trading Day Closing Average 6.77 25.5 52-Week Trading Day Closing Average 5.53 53.6 52-Week High (06/14/10)1 7.64 11.3 52-Week Low (11/03/09)1 2.80 203.6 Stock Price Implied Premium (%) ($) At $8.50 Current Closing Stock Price (08/13/10) 6.12 38.9 2-Year Trading Day Closing Average 4.01 111.9 2-Year High (06/14/10)1 7.64 11.3 2-Year Low (10/14/08)1 1.00 750.0 08/13/09 11/12/09 02/11/10 05/13/10 08/13/10 3.50 4.00 4.50 5.00 5.50 6.00 6.50 7.00 7.50 8.00 Price ($) 0 200 400 600 800 1,000 1,200 Volume Ivy 08/13/08 02/11/09 08/13/09 02/11/10 08/13/10 1.00 2.00 3.00 4.00 5.00 6.00 7.00 8.00 Price ($) 0 200 400 600 800 1,000 1,200 Volume Ivy

1 2 1 2 39.0% (17.7%) Source: FactSet Notes: 1 Selected Hospitals: RehabCare Group. 2 Selected Primary Care Physician Management: Continucare and Metropolitan Health Networks. Relative Historical Stock Price Performance Last 12 Months Last 2 Years 60.2% 155.0% (8.4%) 54.2% 08/13/08 02/11/09 08/13/09 02/11/10 08/13/10 0 50 100 150 200 250 300 350 Ivy Selected Hospitals Selected Primary Care Physician Management 08/13/09 11/12/09 02/11/10 05/13/10 08/13/10 60 80 100 120 140 160 180 200 220 Ivy Selected Hospitals Selected Primary Care Physician Management

Ivy Standalone Summary Financials Financials Per Ivy Management CAGR '10E-'15E ($mm, except per share amounts) 2008A 2009A 2010E 2011E 2012E 2013E 2014E 2015E (%) Hospital Segment 126.7 205.5 279.1 292.8 304.1 315.8 327.9 338.7 3.9 IPA Segment 202.8 196.7 191.5 199.8 209.5 216.3 223.2 230.5 3.8 Revenue 329.5 402.2 470.6 492.6 513.6 532.0 551.2 569.2 3.9 Hospital Segment - - (225.1) (234.8) (245.1) (253.4) (261.7) (268.9) IPA Segment - - (172.3) (176.4) (182.8) (188.4) (194.2) (200.3) Corporate Expenses - - (12.2) (12.5) (12.9) (13.3) (13.7) (14.3) Stock-Based Compensation Expense - - (3.0) (2.0) (2.0) (2.0) (2.0) (2.0) Total Expenses (290.7) (349.8) (412.6) (425.7) (442.8) (457.1) (471.6) (485.5) Hospital Segment - - 54.0 58.0 59.0 62.4 66.2 69.8 5.3 IPA Segment - - 19.2 23.4 26.7 27.8 29.0 30.2 9.5 Corporate Expenses - - (12.2) (12.5) (12.9) (13.3) (13.7) (14.3) 3.3 Stock-Based Compensation Expense - - (3.0) (2.0) (2.0) (2.0) (2.0) (2.0) EBITDA 1 38.8 52.4 58.0 66.9 70.8 75.0 79.6 83.7 7.6 Depreciation and Amortization Expense (7.8) (7.8) (8.5) (8.6) (8.8) (9.4) (9.9) (10.2) EBIT 1 31.0 44.6 49.5 58.3 62.0 65.5 69.7 73.5 8.2 Net Income Before Preferred Dividends 4.2 (2.4) 12.2 17.6 20.9 23.4 27.0 30.7 20.2 EPS ($/Share) (0.20) (0.12) 0.54 0.78 0.92 1.03 1.19 1.35 Growth Rate & Margins (%) Hospital Segment Revenue Growth – 62.2 35.8 4.9 3.9 3.8 3.8 3.3 IPA Segment Revenue Growth – (3.0) (2.7) 4.3 4.8 3.2 3.2 3.2 Total Revenue Growth – 22.1 17.0 4.7 4.3 3.6 3.6 3.3 Hospital Segment EBITDA Margin – – 19.3 19.8 19.4 19.8 20.2 20.6 IPA Segment EBITDA Margin – – 10.0 11.7 12.7 12.9 13.0 13.1 Total EBITDA Margin 11.8 13.0 12.3 13.6 13.8 14.1 14.4 14.7 Total EBIT Margin 9.4 11.1 10.5 11.8 12.1 12.3 12.6 12.9 EPS Growth Rate 2 – nm nm 44.4 18.3 12.0 15.6 13.6 Source: Ivy management Notes: 1 Excludes one-time items. Reflects stock-based compensation expense. 2 "nm" denotes not meaningful. Fiscal Year Ended September 30,

Ivy Summary Unaudited Balance Sheet Data Actual ($mm) 6/30/2010 Cash & Cash Equivalents 51.0 Restricted Cash 2.8 Investments 0.6 Patient Accounts Receivable, Net 42.5 Other Receivables 4.0 Inventory 4.1 Other Current Assets 12.3 Total Current Assets 117.4 Fixed Assets 63.6 Goodwill 153.3 Intangibles 43.2 Other Assets 8.1 Total Assets 385.5 Accounts Payable and Other Accrued Liabilities 37.5 Accrued Medical Claims and Other Healthcare Costs Payables 14.7 Accrued Salaries, Wages and Benefits 18.8 Current Portion of Long-Term Debt 22.1 Current Portion of Capital Leases 0.8 Due to Government Payer 1 13.8 Other Current Liabilities 1.5 Total Current Liabilities 109.2 Capital Leases 0.6 Face Value of Long Term Debt 168.0 Less: Original Issue Discount (10.7) Total Long Term Debt and Capital Leases 157.9 Other Liabilities 32.8 Total Liabilities 300.0 Shareholders' Equity 86.6 Minority Interest (1.1) Total Shareholders' Equity 85.5 Total Liabilities and Shareholders' Equity 385.5 Source: Ivy management Note: 1 Reflects Brotman outlier liability.

# Selected Publicly Traded Hospital and Primary Care Physician Management Companies

| Company Name | Price 08/13/10 ($) | % of 52-Week High (%) | LTM Price Performance (%) | Diluted Equity Market Value ($mm) | Enterprise Value[1] ($mm) | EV / Revenue[2,3] CY 2010 (x) | EV / Revenue[2,3] CY 2011 (x) | EV / Revenue[2,3] CY 2012 (x) | EV / EBITDA[2,3] LTM (x) | EV / EBITDA[2,3] CY 2010 (x) | EV / EBITDA[2,3] CY 2011 (x) | EV / EBITDA[2,3] CY 2012 (x) | P/E[2,3] CY 2010 (x) | P/E[2,3] CY 2011 (x) | P/E[2,3] CY 2012 (x) |
|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|
| **Selected Hospitals** | | | | | | | | | | | | | | | |
| RehabCare Group[4] | 17.91 | 51.3 | -17.7 | 447 | 888 | 0.7 | 0.6 | 0.6 | 5.9 | 5.4 | 4.9 | 5.1 | 7.2 | 6.5 | 6.1 |
| **Selected Primary Care Physician Management** | | | | | | | | | | | | | | | |
| Continucare | 3.48 | 66.3 | 34.4 | 218 | 169 | 0.5 | 0.5 | 0.5 | 4.5 | 4.3 | na | na | 9.8 | 9.5 | 9.8 |
| Metropolitan Health Networks | 3.45 | 76.7 | 56.1 | 147 | 104 | 0.3 | 0.3 | na | 3.3 | 3.5 | 3.8 | na | 6.6 | 7.2 | na |
| **High--Hospitals and Primary Care Physician Management with Enterprise Value <$1.5bn** | | | | | | **0.7** | **0.6** | **0.6** | **5.9** | **5.4** | **4.9** | **5.1** | **9.8** | **9.5** | **9.8** |
| **Mean--Hospitals and Primary Care Physician Management with Enterprise Value <$1.5bn** | | | | | | **0.5** | **0.5** | **0.6** | **4.6** | **4.4** | **4.4** | **5.1** | **7.8** | **7.7** | **8.0** |
| **Median--Hospitals and Primary Care Physician Management with Enterprise Value <$1.5bn** | | | | | | **0.5** | **0.5** | **0.6** | **4.5** | **4.3** | **4.4** | **5.1** | **7.2** | **7.2** | **8.0** |
| **Low--Hospitals and Primary Care Physician Management with Enterprise Value <$1.5bn** | | | | | | **0.3** | **0.3** | **0.5** | **3.3** | **3.5** | **3.8** | **5.1** | **6.6** | **6.5** | **6.1** |
| **Ivy @Market[5]** | **6.12** | **80.1** | **60.2** | **144** | **301** | **0.6** | **0.6** | **0.6** | **5.3** | **5.0** | **4.4** | **4.2** | **10.2** | **7.5** | **6.5** |
| **Ivy @Transaction[5]** | **8.50** | **111.3** | **122.5** | **206** | **363** | **0.8** | **0.7** | **0.7** | **6.4** | **6.0** | **5.4** | **5.1** | **14.2** | **10.5** | **9.0** |
| **Hospitals with Enterprise Value > $1.5bn** | | | | | | | | | | | | | | | |
| Community Health Systems Inc. | 30.17 | 71.3 | -1.1 | 2,848 | 11,632 | 0.9 | 0.8 | 0.8 | 6.9 | 6.6 | 6.3 | 6.1 | 10.1 | 9.1 | 8.3 |
| Health Management Associates | 6.65 | 67.8 | 2.3 | 1,668 | 4,478 | 0.9 | 0.8 | 0.8 | 6.3 | 6.1 | 5.7 | 5.5 | 10.9 | 9.6 | 8.7 |
| LifePoint Hospitals | 31.47 | 79.4 | 23.7 | 1,711 | 2,942 | 0.9 | 0.9 | 0.8 | 6.0 | 5.9 | 5.6 | 5.4 | 11.1 | 10.3 | 9.8 |
| Select Medical[6] | 6.99 | 64.2 | na[6] | 1,120 | 2,431 | 1.0 | 1.0 | 0.9 | 7.2 | 6.8 | 6.4 | 5.8 | 11.4 | 9.9 | 8.3 |
| Tenet Healthcare Corp | 4.17 | 64.6 | 1.2 | 2,082 | 6,031 | 0.6 | 0.6 | 0.6 | 5.9 | 5.6 | 5.4 | 5.1 | 12.3 | 12.2 | 11.1 |
| Universal Health Services[7] | 36.31 | 82.9 | 24.6 | 3,626 | 4,745 | 0.9 | 0.8 | 0.8 | 6.8 | 6.6 | 6.3 | 6.0 | 14.1 | 13.0 | 12.2 |

Source: Public filings, Thomson One Analytics consensus estimates and Bloomberg, except as otherwise noted for Ivy

Notes:

1 Except as otherwise noted for Ivy, Enterprise Value = Diluted Equity Market Value + Book Value of Debt Outstanding + Book Value of Minority Interest + Preferred Equity at Liquidation Value – Cash; assumes in-the-money convertibles are equity.

2 "na" denotes not publicly available.

3 Estimates per Thomson One Analytics consensus estimates or Bloomberg.

4 RehabCare Group's LTM EBITDA is pro forma for acquisition of Triumph Healthcare.

5 Ivy balance sheet items and LTM statistics per Ivy management and as of 6/30/10. Debt reflects face value of debt. Cash is based on available cash per Ivy management and reflects cash that is neither restricted nor required for regulatory requirements.

6 Select Medical announced the pricing of its initial public offering on 09/25/09.

7 Not pro forma for acquisition of Psychiatric Solutions announced on 5/17/10.

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# Selected Precedent Hospital Transactions

| Announce Date | Acquirer | Target | Enterprise Value [1] (US$mm) | Enterprise Value / Revenue LTM (x) | Enterprise Value / EBITDA LTM (x) |
|---|---|---|---|---|---|
| 06/21/10 | Select Medical | Regency Hospital[2] | 210.0 | 0.6 | 7.6 |
| 11/03/09 | RehabCare Group | Triumph Healthcare | 570.0 | 1.3 | 6.4 |
| 11/27/07 | Capella Healthcare Inc. | Community Health Systems Inc. (9 hospitals)[3] | 315.0 | 0.8 | 6.8 |
| 07/14/05 | LifePoint Hospitals | HCA (5 Rural Hospitals)[4] | 285.0 | 0.8 | na |
| 05/05/04 | Texas Pacific Group | IASIS Healthcare Corp. | 1,400.0 | 1.1 | 8.6 |
| High--Transactions with Enterprise Value < $1.5bn | | | | 1.3 | 8.6 |
| Mean--Transactions with Enterprise Value < $1.5bn | | | | 0.9 | 7.3 |
| Median--Transactions with Enterprise Value < $1.5bn | | | | 0.8 | 7.2 |
| Low--Transactions with Enterprise Value < $1.5bn | | | | 0.6 | 6.4 |
| Ivy @Transaction[5] | | | 363.4 | 0.8 | 6.4 |
| **Memo: Transactions with Enterprise Value > $1.5bn** | | | | | |
| 05/17/10 | Universal Health Services | Psychiatric Solutions | 3,132.7 | 1.7 | 9.8 |
| 03/19/07 | Community Health Systems Inc. | Triad Hospitals Inc. | 6,794.6 | 1.2 | 10.6 |
| 07/24/06 | Bain Capital, KKR, and BAML Partners | HCA Inc. | 33,033.3 | 1.3 | 8.1 |
| 10/18/04 | Welsh Carson Anderson and Stowe | Select Medical | 2,209.2 | 1.4 | 9.2 |
| 08/16/04 | LifePoint Hospitals | Province Healthcare Company | 1,706.7 | 2.1 | 12.1 |
| 07/23/04 | Blackstone | Vanguard Health Systems[6] | 1,750.0 | 1.0 | 10.9 |

Source: Public filings, press releases, Wall Street research and Thomson Analytics consensus estimates, except as otherwise noted

Notes:

1 Except as otherwise noted for Ivy, Enterprise Value defined as purchase price of equity plus book value of debt plus preferred stock at liquidation value plus book value of minority interests minus cash and cash equivalents.

2 LTM Revenue and EBITDA as of 12/31/09.

3 LTM EBITDA is an average of LTM EBITDA per SG Cowen research, Deutsche Bank research and UBS research.

4 LTM Revenue per CIBC research. "na" denotes not publicly available.

5 Ivy balance sheet items and LTM statistics per Ivy management and as of 6/30/10. Debt reflects face value of debt. Cash is based on available cash per Ivy management and reflects cash that is neither restricted nor required for regulatory requirements.

6 Blackstone stake of 70%, with remaining 30% retained by Vanguard executives and Morgan Stanley Capital Partners.

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Ivy Discounted Cash Flow Analysis Source: Financials per Ivy management Notes: 1 Reflects stock-based compensation expense. 2 Present value as of 9/30/10E; assumes mid-year convention. Diluted shares based on treasury stock method. 3 To calculate implied equity value, debt amount reflects face value of debt as of 9/30/10E per Ivy management and available cash as of 9/30/10E per Ivy management; available cash reflects cash that is neither restricted nor required for regulatory requirements. Cash flows incorporate Brotman cash flows on a proportionate ownership basis. Implied Equity Value ($/Share) 2, 3 Implied Perpetuity Growth Rate (%) WACC EBITDA Terminal Multiple (x) (%) 5.0 5.5 6.0 12.0 8.03 8.88 9.74 13.0 7.56 8.37 9.19 14.0 7.11 7.89 8.68

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